For Immediate Release Contact:	Rubenstein Associates, Inc.
Robert Solomon
(212)-843-8050
Lone Star Steakhouse & Saloon, Inc.	Nasdaq: STAR
Lone Star Announces Realignment
Wichita, Kansas	October 14, 2005

Lone Star Steakhouse & Saloon, Inc. (“Lone Star” or “Company”) announced today the resignation of T.D. O'Connell from his position as President of the Lone Star concept, effective October 13, 2005 to pursue other interests. Jamie B. Coulter, Chief Executive Officer said, "T.D. has been a key player at Lone Star. He will be missed and everyone at the Company wishes him well in his future endeavors."

Mark Mednansky, formerly Vice President – Sullivan’s and Del Frisco's, and President of Texas Land & Cattle has been named Chief Operating Officer of the Company.

Mike Rangel, formerly District Manager of the Company's Texas Land and Cattle brand has been named a Regional Vice President of the Lone Star concept and will continue overseeing Texas Land and Cattle. Ryan Franklin and Pat Barth will continue in their roles as Regional Vice Presidents for the Lone Star concept.

Chris Rockwood and Jim Oboyski were named Regional Managers for the Sullivan’s concept.

Dee Lincoln continues in her role of Vice President of the Del Frisco’s Double Eagle Steak House brand.

Lone Star owns and operates 251 domestic Lone Star Steakhouse & Saloon restaurants; 15 Sullivan’s Steakhouse restaurants; five Del Frisco’s Double Eagle Steak House restaurants and 20 Texas Land & Cattle Steak House restaurants. Licensees operate four domestic and thirteen international Lone Star restaurants, and one domestic Del Frisco’s Double Eagle Steak House restaurant.

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Although the Company believes the assumptions underlying the forward-looking statements contained herein, including future operating performance, comparable sales, the extent and timing of the opening of new units and the development plans of the Company, are reasonable, any of the assumptions could be inaccurate, and therefore, there can be no assurance that the forward-looking statements contained in the press release will prove to be accurate.